Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due October 5, 2026

Term Sheet to Preliminary Pricing Supplement dated August 30, 2022

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The S&P 500® Index (Bloomberg ticker symbol “SPX”) (the “Index”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	September 30, 2022
Issue Date*	October 5, 2022
Stated Maturity Date*	October 5, 2026
Automatic Call	If the Closing Level of the Index on any Call Observation Date (including the Final Valuation Date) is greater than or equal to the Starting Level, the securities will be automatically called for the face amount plus the Call Premium applicable to that Call Observation Date.
Call Observation Dates and Call Premiums	Call Observation Dates*	Call Premiums**
	October 5, 2023	at least 8.750% of the face amount
	April 5, 2024	at least 13.125% of the face amount
	October 4, 2024	at least 17.500% of the face amount
	April 4, 2025	at least 21.875% of the face amount
	October 6, 2025	at least 26.250% of the face amount
	April 6, 2026	at least 30.625% of the face amount
	September 28, 2026 (the “Final Valuation Date”)	at least 35.000% of the face amount
** to be determined on the Pricing Date.
Call Payment Date	Five business days after the applicable Call Observation Date (if the securities are called on the last Call Observation Date, the Call Payment Date will be the Stated Maturity Date)
Maturity Payment Amount (per security)	• if the Ending Level is less than the Starting Level but greater than or equal to the Threshold Level: $1,000; or • if the Ending Level is less than the Threshold Level:
Starting Level	The Closing Level of the Index on the Pricing Date
Ending Level	The Closing Level of the Index on the Final Valuation Date
Threshold Level	65.00% of the Starting Level
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.75%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XBK2 / US13607XBK28
Material Tax Consequences	See the preliminary pricing supplement
*Subject to change

Hypothetical Payout Profile***

***assumes a Call Premium equal to the lowest possible Call Premium that will be determined on the Pricing Date.

If the securities are not automatically called and the Ending Level is less than the Threshold Level, you will have full downside exposure to the decrease in the level of the Index from the Starting Level and will lose more than 35%, and possibly all, of the face amount of your+ securities at maturity.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index on the applicable Call Observation Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Index beyond the applicable Call Premium.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $900.00 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922096046/tm2222425d53_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” beginning on page PRS-7 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, the underlying supplement, the prospectus supplement and the prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•        If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 35%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•        The Potential Return On The Securities Is Limited To The Call Premium.

•        You Will Be Subject To Reinvestment Risk.

•        No Periodic Interest Will Be Paid On The Securities.

•        A Call Payment Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•        The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•        Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•        Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•        Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•        The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•        The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•        The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To Conflicts Of Interest

•        We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•        Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•        The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•        There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

2